News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES 2016 SECOND QUARTER RESULTS
Highlights

•	Net income for the second quarter 2016 was $2.1 million compared to net income for first quarter 2016 of $0.9 million and second quarter 2015 of $1.1 million.

•	Centrue Bank completed the sales of its Fairview Heights, Aviston, and St. Rose, Illinois branches which generated a net after tax gain of $1.1 million and was $0.17 accretive to earnings per share.

•
Total loans increased by $12.7 million, or 2.0%, from December 31, 2015 and $70.9 million, or 12.1% from June 30, 2015. Excluding $13.1 million in loans related to the sale of branches, loans increased $25.2 million, or 4.0%, from December 31, 2015 and $84.0 million, or 14.6%, from June 30, 2015.

•
Total deposits decreased by $2.1 million, or 0.3% from December 31, 2015, and increased by $16.3 million, or 2.3%, from second quarter 2015. Excluding $51.7 million in deposits related to the sale of branches, deposits increased $49.6 million, or 7.4%, from December 31, 2015 and $68.0 million, or 10.5%, from June 30, 2015.

•
Nonperforming assets declined $5.1 million, or 35.4%, to $9.3 million from December 31, 2015 and $6.7 million, or 41.9%, from June 30, 2015. Nonperforming assets to total assets declined to 0.98% from 1.50% at December 31, 2015 and from 1.80% at June 30, 2015.

•	Book value per common share and tangible book value per common share equaled $18.78 and $18.72, respectively, at June 30, 2016.
OTTAWA, IL, July 28, 2016 - Centrue Financial Corporation (the “Company” or “Centrue”) (NASDAQ: CFCB), parent company of Centrue Bank, reported second quarter 2016 net income of $2.1 million, or $0.31 per common diluted share, as compared to $1.1 million, or $0.16 per common diluted share, for the second quarter 2015. Excluding the gain on sale of branches in the second quarter 2016, net income was $1.0 million, or $0.14 per common diluted share.
For the first six months of 2016, the Company reported net income of $3.0 million, or $0.44 per common diluted share, as compared to net income of $2.9 million, or $4.62 per common diluted share, for the same period in 2015. Excluding the gain on sale of branches in 2016 and the $1.8 million gain on debt extinguishment and redemption of the Series C preferred stock at a 58.2% discount in 2015, the Company had net income of $1.9 million for the first six months of 2016, or $0.27 per common diluted share, as compared to net income of $1.1 million, or $0.05 per common diluted share, for the same period in 2015.
“The improvement in performance that began in 2015 continued in the first half of 2016, with stronger earnings, growth in loans and deposits, and reduced nonperforming assets,” stated President & CEO Kurt R. Stevenson. “The branch sales closed in the second quarter generated a $1.1 million after tax gain. This includes the sale of

23.0% of our fixed assets at book value, which will reduce our future occupancy expense. We also reduced nonperforming assets below 1.0%, and grew total loans by 4.0% in the first six months of this year, excluding the branch sales."
Securities
Total securities equaled $170.6 million at June 30, 2016, representing a decrease of $10.0 million, or 5.5%, from December 31, 2015 and a decrease of $27.9 million, or 14.1% from the same quarter in 2015. The net decrease from December 31, 2015 was a strategic decision to fund loan growth and the branch sales.
Loans
Total loans equaled $657.8 million, representing an increase of $12.7 million, or 2.0%, from December 31, 2015 and an increase of $70.9 million, or 12.1% from the same period-end in 2015. Excluding $13.1 million in loans related to the branch sales, loans increased $25.2 million, or 4.0%, from December 31, 2015 and $84.0 million, or 14.6%, from June 30, 2015. The overall net increase was driven by new organic loan growth and deeper lending relationships with existing customers.
Funding and Liquidity
Total deposits equaled $716.4 million, representing a decrease of $2.1 million, or 0.3%, from December 31, 2015 and an increase of $16.3 million, or 2.3%, from June 30, 2015. Excluding $51.7 million in deposits related to the sale of branches, deposits increased $49.6 million, or 7.4%, from December 31, 2015 and $68.0 million, or 10.5%, from June 30, 2015.
The Bank's overall liquidity position remains strong with funding available for new loan opportunities.
Credit Quality
Key credit quality metrics are as follows:

•
Nonperforming assets (nonaccrual, 90 days past due, troubled debt restructures and OREO) decreased to $9.3 million at June 30, 2016, a decrease of $5.1 million and $6.7 million from December 31, 2015 and June 30, 2015, respectively. The ratio of nonperforming assets to total assets was 0.98% at June 30, 2016 compared to 1.50% at December 31, 2015 and 1.80% at June 30, 2015.

•
Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) decreased to $2.5 million at June 30, 2016, from $6.0 million at December 31, 2015 and $6.2 million at June 30, 2015. During the second quarter, the Company’s largest nonperforming loan totaling $3.1 million was paid off. The $3.7 million decrease from second quarter of 2015 was due to a combination of successful loan workout strategies and charge-offs. The level of nonperforming loans to end of period loans was 0.38% at June 30, 2016, compared to 0.93% at December 31, 2015 and 1.06% at June 30, 2015.

•	As a result of the $3.1 million nonperforming loan that was paid off, a $0.3 million impairment allocation was recovered and no provision for loan losses was recorded during the second quarter.

•	Other real estate owned decreased to $6.8 million at June 30, 2016 from $8.4 million at December 31, 2015 and $9.8 million at June 30, 2015.

•	The allowance for loan losses was $8.9 million or 1.36% of total loans at June 30, 2016, compared to 1.33% at December 31, 2015 and 1.47% at June 30, 2015.

•	The coverage ratio (allowance for loan losses to nonperforming loans) was 353.33% at June 30, 2016, compared to 143.02% at December 31, 2015 and 139.01% at June 30, 2015.

•
Net loan charge-offs for the second quarter of 2016 resulted in a net charge-off of $0.05 million equaling 0.01% of average loans, compared with a net loan recovery of $0.1 million, or (0.01%) of average loans for the first quarter of 2016. For the quarter ended June 30, 2015, the Company had net loan recoveries of $0.7 million.

Net Interest Margin
The Company’s net interest margin was 3.49% for the second quarter of 2016, representing an increase of one basis point from 3.48% recorded in both the first quarter of 2016 and the second quarter of 2015. The improvement in the net interest margin is being driven by the growth in the loan portfolio and improving yields in the securities portfolio.
Noninterest Income and Expense
Noninterest income totaled $4.2 million for the second quarter of 2016, compared to $2.6 million for the same period in 2015. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income decreased $0.2 million. The $0.2 million decrease is mainly attributed to a decrease in mortgage banking income and income from real estate. For the six months ended June 30, 2016, noninterest income totaled $6.5 million, compared to $6.6 million for the same period in 2015. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income decreased $0.2 million. The $0.2 million decrease is attributed to the same reasons as stated for the quarter.
Total noninterest expense for the second quarter of 2016 was $8.1 million, compared to $8.0 million for the second quarter 2015. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels increased by $0.2 million, or 2.5%. This $0.2 million increase was mainly driven by higher salaries and employee benefits. For the six months ended June 30, 2016, noninterest expense totaled $16.0 million, compared to $16.1 million for the same period in 2015. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels decreased by $0.1 million, or 0.6%. This $0.1 million decrease was a direct result of lower FDIC insurance premiums, loan processing and collection costs and OREO carrying costs.
Capital Management
The following table presents the regulatory capital ratios as of June 30, 2016 and December 31, 2015.

	Centrue Financial		Centrue Bank
	Jun 30, 2016	Dec 31, 2015	Jun 30, 2016	Dec 31, 2015
Capital ratios:
Total risk-based capital	16.46%	15.64%	15.94%	15.59%
Common equity tier 1 capital	13.97	14.23	14.75	14.45
Tier 1 risk-based capital	15.27	14.51	14.75	14.45
Tier 1 leverage ratio	12.17	12.10	11.73	11.97

Sale of Branches
On June 17, 2016, Centrue Bank completed the sales of its Fairview Heights, Aviston, and St. Rose, Illinois branches. The sales resulted in a reduction of $51.7 million of deposits, $13.1 million of loans and $5.1 million of fixed assets. These transactions generated a net after tax gain of $1.1 million.

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About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois and metropolitan St. Louis.
Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838
Accompanying Financial Statements and Tables

▪	Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Per Share Data)

	Quarters Ended
	06/30/16	3/31/16	12/31/15	9/30/15	06/30/15
Balance Sheet
Assets
Cash and cash equivalents	$27,024	$23,379	$27,655	$45,686	$35,732
Securities	170,609	179,881	180,556	214,701	198,463
Loans held for sale	187	182	735	214	169
Loans (3)	657,754	660,900	645,071	611,918	586,809
Allowance for loan losses	(8,925)	(8,974)	(8,591)	(8,403)	(8,645)
Loans, net of allowance	648,829	651,926	636,480	603,515	578,164
Other real estate owned	6,765	7,377	8,401	9,755	9,777
Other assets (3)	99,243	106,272	107,391	69,805	68,710
Total assets	952,657	969,017	961,218	943,676	891,015
Liabilities and stockholders' equity
Deposits	716,424	729,269	718,504	709,535	700,118
Non-deposit funding	106,434	111,461	115,618	144,757	103,454
Other liabilities	4,805	5,462	5,815	5,636	4,615
Total liabilities	827,663	846,192	839,937	859,928	808,187
Stockholders' equity	124,994	122,825	121,281	83,748	82,828
Total liabilities and stockholders' equity	$952,657	$969,017	$961,218	$943,676	$891,015
Statement of Income
Interest income	$7,862	$7,913	$7,678	$7,336	$7,007
Interest expense	646	651	597	599	561
Net interest income	7,216	7,262	7,081	6,737	6,446
Provision for loan losses	-	300	375	-	-
Net interest income after provision for loan losses	7,216	6,962	6,706	6,737	6,446
Noninterest income	4,242	2,263	2,587	3,238	2,576
Noninterest expense	8,112	7,866	8,261	8,842	7,953
Income before income taxes	3,346	1,359	1,032	1,133	1,069
Income tax expense (benefit)	1,218	441	(37,562)	45	16
Net income	$2,128	$918	$38,594	$1,088	$1,053
Net income available to common stockholders	$2,045	$836	$38,511	$693	$1,053
Per Share (2)
Diluted earnings per common share	0.31	0.13	5.92	0.11	0.16
Book value per common share	$18.78	$18.45	$18.21	$12.51	$12.37
Tangible book value per common share	18.72	18.35	18.08	12.33	12.16
Basic weighted average common shares outstanding	6,513,694	6,513,694	6,503,170	6,485,218	6,484,457
Diluted weighted average common shares outstanding	6,514,230	6,513,694	6,503,170	6,485,218	6,484,457
Common shares outstanding	6,513,694	6,513,694	6,513,694	6,485,218	6,485,218
Earnings Performance
Return on average total assets	0.88%	0.38%	16.25%	0.47%	0.49%
Return on average stockholders' equity	6.96	3.03	182.21	5.17	5.08
Net interest margin	3.49	3.48	3.37	3.34	3.48
Efficiency ratio (1)	80.57	79.96	82.77	80.16	83.83
Bank net interest margin	3.56	3.55	3.44	3.40	3.56
Asset Quality
Nonperforming assets to total end of period assets	0.98%	1.34%	1.50%	1.67%	1.80%
Nonperforming loans to total end of period loans	0.38	0.85	0.93	0.99	1.06
Net loan charge-offs (recoveries) to total average loans	0.01	(0.01)	0.03	0.04	(0.11)

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Per Share Data)

Allowance for loan losses to total end of period loans	1.36	1.36	1.33	1.37	1.47
Allowance for loan losses to nonperforming loans	353.33	158.97	143.02	139.24	139.01
Nonperforming loans	$2,526	$5,645	$6,007	$6,035	$6,219
Nonperforming assets	9,291	13,022	14,408	15,790	15,996
Net loan charge-offs (recoveries)	49	(83)	185	242	(650)
Capital (4)
Total risk-based capital ratio	16.46%	15.63%	15.64%	15.71%	16.41%
Common equity tier 1 risk-based capital ratio	13.97	13.26	14.23	11.43	11.88
Tier 1 leverage ratio	12.17	11.72	12.10	11.49	12.14

(1)
Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses, OREO rental income, and gains on sale of assets.

(2)	Common shares, options and per share amounts for prior periods shown have been restated to reflect the impact of the reverse stock split the Company completed on May 29, 2015.

(3)	Included in Loans and Other assets at March 31, 2016 are $10.9 million and $5.1 million, respectively, of branch assets held for sale relating to branch sales.

(4)	Capital ratios shown for March 31, 2016 and June 30, 2016 are in excess of the BASEL III 2016 phase-in level for the capital conservation buffer.